Exhibit 10.14

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) by and between Henry O. Gosebruch (“Executive”) and Neumora Therapeutics, Inc., a Delaware corporation (the “Company”), is made effective as of the eighth day following the date Executive signs this Agreement, which shall in no event be prior to the Separation Date (the date this Agreement becomes effective and irrevocable, the “Effective Date”) with reference to the following facts:

A.
Executive and the Company are parties to that certain Executive Employment Agreement dated as of June 2, 2023 (the “Employment Agreement”);
B.
Executive’s status as an employee and officer of the Company and each of its affiliates shall end as of February 14, 2025 (the “Separation Date”); and

C.
Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.
Separation. Executive and the Company acknowledge and agree that Executive’s status as an employee and officer of the Company and its affiliates ended as of the Separation Date. Executive hereby resigns from the Company’s Board of Directors (the “Board”) and all Board committees, and the boards of directors of each Company subsidiary, to the extent applicable, in each case, effective as of the Separation Date. Executive agrees to execute any additional document the Company determines is necessary or appropriate to give effect to such resignation, and any such document shall not to be inconsistent with this Agreement.
2.
Final Paycheck; Payment of Accrued Wages and Expenses.
(a)
Final Paycheck. Executive acknowledges and agrees that Executive has been paid all accrued but unpaid wages and accrued and unused vacation earned through the Separation Date, on the earliest regularly scheduled payroll date of the Company following the Separation Date, and subject to standard payroll deductions and withholdings. Executive is entitled to retain these payments regardless of whether Executive executes this Agreement.
(b)
Business Expenses. The Company shall reimburse Executive for all outstanding, unreimbursed expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement. The Company and Executive agree that Executive shall attend those conferences Executive is scheduled to attend as of the Separation Date based on arrangements in effect on such date, and Executive shall receive reimbursement for such attendance and related expenses as if Executive had remained an active executive officer of the Company.
(c)
Sign-On Bonus;2024 Bonus. Executive shall not be obligated to repay any portion of the Sign-On Bonus (as defined in the Employment Agreement). On the first regular payroll date that is following the Effective Date, the Company shall pay to Executive his annual bonus for 2024 in the amount of $378,000 Dollars, subject to required withholding taxes.

(d)
Unvested Equity Awards. Executive acknowledges that on the Separation Date, the unvested portion of each outstanding equity award, including the unvested portion of each stock option, restricted stock unit award and restricted stock award held by Executive was automatically forfeited without payment of any consideration therefor. Executive shall have until the 12-month anniversary of the Separation Date to exercise the vested portion of Executive’s outstanding stock options.
3.
Separation Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution of this Agreement on or within 60 days following the Separation Date and Executive’s performance of Executive’s continuing obligations pursuant to this Agreement and that certain Confidential Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidentiality Agreement”), to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:
(a)
Continued Base Salary. During the 12-month period immediately following the Separation Date, the Company shall continue to pay to Executive Executive’s annual base salary at the rate in effect immediately prior to the Separation Date, subject to required withholding taxes, such payments to be made in accordance with the Company’s standard payroll procedures, provided, that no such payment shall be made until the first regular payroll date that is following the Effective Date, with the first installment to include any amounts that would have been paid had this Agreement been effective and irrevocable on the Separation Date.
(b)
Annual Target Bonus. On the first regular payroll date that is following the Effective Date, the Company shall pay to Executive an amount equal to Executive’s target annual bonus for 2025 in the amount of $420,000 Dollars, subject to required withholding taxes.
(c)
Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents from the Separation Date through the earlier of (i) the expiration of eighteen (18) months from the Separation Date and (ii) the date Executive, Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s), provided, however, that if

(1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the remaining period the Company would otherwise directly pay or reimburse Executive. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

(d)
Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to Executive by this Agreement beyond those withheld by the Company, Executive agrees to pay them and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments.
(e)
Sole Separation Benefit. Executive agrees that certain benefits provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the benefits referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.
4.
Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement, the agreement evidencing the vested portion of Executive’s outstanding stock option (the “Option Agreement”) and as explicitly set forth in Section 10 hereof, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Employment Agreement and any offer letter, change in control agreement, bonus plan, or arrangement and severance agreement and each such agreement shall be deemed terminated and of no further effect as of the Separation Date.
5.
Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)
On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C.

§ 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of

Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C.

§ 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29

U.S.C. § 2101 et seq.; the Illinois Human Rights Act; the Illinois Right to Privacy in the Workplace Act; the Illinois Occupational Safety and Health Act; the Illinois Worker Adjustment and Retraining Notification Act; the Illinois One Day Rest in Seven Act; the Illinois Union Employee Health and Benefits Protection Act; the Illinois Employment Contract Act; the Illinois Labor Dispute Act; the Illinois Victims' Economic Security and Safety Act; the Illinois Whistleblower Act; the Illinois Equal Pay Act; and any other federal, state or local laws of similar effect; the employment and civil rights laws of Illinois; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)
Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)
Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)
Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)
Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)
Claims to accrued but unpaid base salary or any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company or affiliate employee benefit plan, program or policy;
(v)
Claims for indemnification under any indemnification agreement, the Company’s Bylaws or any applicable law;
(vi)
Executive’s right to enforce the terms of this Agreement; and
(vii)
Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)
Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)
Executive should consult with an attorney before signing this

Agreement;

(ii)
Executive has been given at least 45 days to consider this

Agreement;

(iii)
Executive has received with this Agreement a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, enclosed with this Agreement; and
(iv)
Executive has 7 days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to Jason Duncan at [***]. Executive understands that if Executive revokes this Agreement, it will be null and void in its entirety, and Executive will not be entitled to any payments or benefits provided in this Agreement that are not otherwise required by applicable law.
6.
Non-Disparagement, Transition and Transfer of Company Property. Executive further agrees that:
(a)
Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency. The Company agrees that the Company shall not, and the Company shall cause its executive officers not to, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
(b)
Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.
(c)
Transfer of Company Property. Executive and the Company shall cooperate to enable Executive to turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive has in Executive’s possession, custody or control.
7.
Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement,

(c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

8.
No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
9.
Legal Expenses of Executive. The Company agrees to reimburse Executive’s counsel fees incurred by Executive in connection with his separation from the Company and representation of Executive with respect to this Agreement. Executive shall provide the Company with reasonable evidence of such counsel fees.
10.
Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Illinois or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Illinois.
11.
Miscellaneous. This Agreement, collectively with the Confidentiality Agreement and the Option Agreement, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Employment Agreement. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
12.
Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
13.
Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the benefits provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement. For the avoidance of doubt, nothing in the Confidentiality Agreement or this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company or any of their affiliates that is protected by the attorney-client privilege, except as otherwise required by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

14.
Executive’s Cooperation. After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request and at the Company’s sole expense, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. In addition, Executive agrees to be reasonably available to the Company and as determined by the Company, for a period of three (3) months from the Separation Date, for consulting and advisory services with regard to human resources and other business matters.
15.
Section 409A of the Code. This Agreement is intended, to the greatest extent permitted under law, to comply with the short-term deferral exemption and the separation pay exemption provided in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretative guidance issued thereunder (“Section 409A”) such that no benefits or payments under this Agreement are subject to Section 409A. Notwithstanding anything herein to the contrary, the timing of any payments under this Agreement shall be made consistent with such exemption. Executive’s right to receive a series of installment payments under this Agreement, if any, shall be treated as a right to receive a series of separate payments. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Separation Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may, to the extent permitted under Section 409A cooperate in good faith to adopt such amendments to this Agreement or adopt other appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

16.
Directors and Officers Insurance. For a period of at least five (5) years following the Separation Date, the Company shall maintain directors and officers liability insurance in accordance with the Company’s usual and customary practices, which policy shall include customary coverage for Executive with respect to his service on the Board of Directors and as an officer of the Company. The Company and Executive agree that the insurance coverage afforded to Executive shall be no less than the coverage maintained for the benefit of the Company’s continuing active executive officers and members of the Board.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: February 14, 2025

/s/ Henry O. Gosebruch ________________

Henry O. Gosebruch

NEUMORA THERAPEUTICS, INC.

DATED: February 14, 2025

By: /s/ Amy Sullivan Name: Amy Sullivan

Title: Chief Human Resources Officer